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                                                                    Exhibit 4.2


[MAXWELL TECHNOLOGIES LETTERHEAD]

                                  April 2, 1997

ChaseMellon Shareholder Services, L.L.C. as Rights Agent as successor to First Interstate Bank
400 South Hope Street, Fourth Floor
Los Angeles, CA 90071

RE: Amendment to Rights Agreement

Ladies and Gentlemen:

         The Rights Agreement by and between Maxwell Technologies and First Interstate Bank (which was acquired by ChaseMellon Shareholder Services, L.L.C. ("Successor Agent")], dated February 1, 1990, is hereby amended as follows:

         Section 21 of the Rights Agreement is hereby modified and amended by deleting the fifth sentence in its entirety and replacing it with:

                  Any successor Rights Agent, whether appointed by the Company or by such a court, shall be either (a) a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000 or (b) an affiliate of such a corporation.

         In executing and delivering this amendment, the Successor Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

                                    MAXWELL TECHNOLOGIES, INC.

                                    By:  /s/ DONALD M. ROBERTS
                                         ---------------------------------------
                                         Donald M. Roberts
                                         General Counsel and Secretary

CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
as successor Rights Agent


By: /s/ SHARON KNEPPER
-----------------------------
Name: Sharon Knepper

Title: Assistant Vice President